Principal Life Insurance Company Des Moines, IA 50392-0001 INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE UNIVERSAL LIFE INSURANCE POLICY The amount of the death benefit, the duration of the coverage and Policy Values that are based on the Separate Account assets are not guaranteed and will decrease or increase with investment experience. This policy is non-participating. Benefits are payable at the earlier of the Policy Maturity Date or the death of the Insured. Flexible premiums are payable until the earlier of the Policy Maturity Date shown on the Data Pages or the death of the Insured. The death benefit is adjustable subject to specified requirements and limits. This policy is a legal contract between You, as owner(s), and Us, Principal Life Insurance Company, a stock company. Your policy is issued based on the information in the application and payment of premiums as shown on the Data Pages. We will pay the benefits of this policy in accordance with its provisions. Your Net Premiums are added to Your Policy Value. You may allocate Your Net Premiums to one or more of the Divisions and the Fixed Account. The portion of Your Policy Value that is in the Divisions will increase or decrease from day to day depending on the investment experience of the Divisions that You have chosen. There are no minimum guarantees regarding such portion of Your Policy Value. The portion of Your Policy Value that is in the Fixed Account will be credited interest at a rate We determine. Such rate will not be less than the Guaranteed Minimum Interest Crediting Rate on the Fixed Account shown on the Data Pages. The amount or duration of the death benefit may be variable or fixed under specified conditions and may increase or decrease. The Death Proceeds section of this policy provides the method for determining the amount of insurance payable at death. RIGHT TO EXAMINE POLICY. IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS POLICY. IF YOU ARE NOT SATISFIED, YOU MAY RETURN YOUR POLICY TO EITHER YOUR AGENT OR OUR HOME OFFICE WITHIN TEN DAYS OF THE DATE YOU RECEIVED IT AND WE WILL REFUND YOUR PREMIUM. IF THIS POLICY IS A REPLACEMENT POLICY, YOU MAY RETURN YOUR POLICY TO EITHER YOUR AGENT OR OUR HOME OFFICE WITHIN 60 DAYS OF THE DATE YOU RECEIVED IT AND WE WILL REFUND THE NET POLICY VALUE PLUS ANY FEES OR CHARGES TAKEN, WHICH MAY BE MORE OR LESS THAN PREMIUMS PAID. YOUR POLICY WILL THEN BE CONSIDERED VOID FROM ITS INCEPTION. PLEASE READ YOUR POLICY CAREFULLY SO YOU MAY BETTER USE ITS MANY BENEFITS. For any questions regarding this policy, please contact Your agent or Our Home Office at [1-800-247-9988] or [www.Principal.com]. SF 985 NY [SAMPLE]

This policy starts on the Policy Date and will stay in force until the earlier of the Policy Maturity Date shown on the Data Pages or the death of the Insured so long as You satisfy the requirements outlined in Your policy. TABLE OF CONTENTS Data Pages 3 Adjustment Options 18 Definitions In This Policy 4 Requesting An Adjustment 18 Purchasing And Keeping The Policy In Force 6 Adjusting The Total Face Amount 18 Premium Payments 6 Approval Of An Adjustment 19 Planned Periodic Premiums 6 Death Proceeds 19 Premium Payment Limits 7 Death Benefit Options 19 Continuation Of Insurance 7 Changes In Death Benefit Options 20 Grace Period 7 Maturity Proceeds 21 Termination 7 Maturity Date Extension 21 Reinstatement 8 Right To Exchange 21 Premium Investment Options 8 Owner, Beneficiary, Assignment 21 Allocations 8 Owner 21 Fixed Account 8 Beneficiary 22 Divisions 9 Change Of Owner Or Beneficiary 22 Variable Life Separate Account 9 Assignment 22 Benefits While The Policy Is In Force 10 General Information 22 Policy Values 10 The Contract 22 Loan Account Value 10 Alterations 23 Fixed Account Value 10 Risk Reclassification 23 Division Value 10 Requesting Additional Benefits By Rider 23 Unit Values 10 Incontestability 23 Net Investment Factor 10 Misstatement Of Age Or Gender 23 Transfers 11 Deferment 24 Transfers Allowed 11 Suicide 24 Transfers From Fixed Account 11 Changes In Policy Charges And Rates 25 Transfers From Divisions 12 Basis Of Values 25 Automatic Portfolio Rebalancing (APR) 12 Statement Of Value 25 Reduced Paid-Up Benefit Option 13 Illustrative Report 26 Policy Loans 13 Applicable Tax Law 26 Loan Account 13 Loan Interest Charge 14 Repayment 14 Policy Surrender 14 Full Surrender 14 Partial Surrenders 14 Policy Charges 17 Monthly Policy Charges 17 Cost Of Insurance 17 Cost Of Insurance Rates 17 Monthly Policy Issue Charge 18 Premium Expense Charge 18 A copy of the application and any additional benefits provided by rider follow the last page of this policy. SF 985 NY 2 [SAMPLE]

DATA PAGES Individual Flexible Premium Variable Adjustable Universal Life POLICY DATA Policy Number: [Sample] Owner(s): [ABC Corporation] For additional owners or subsequent ownership changes, see application or letter(s) of acknowledgement. Insured’s Name: [John Doe] Insured’s Risk Class: [Standard Nontobacco] [Cost of insurance rates for this policy reflect guaranteed issue underwriting and are higher than the rates associated with the Insured's Risk Class.] Insured’s Age and Gender: [35, Male] Policy Date: [January 1, 2020] [Change of Insured Date: [January 1, 2021]] [Adjustment Date: [January 1, 2022]] [Reinstatement Date: [January 1, 2023]] Policy Maturity Date: [December 31, 2105] Base Policy Face Amount: [$100,000.00] [Supplemental Benefit Rider Face Amount: [$900,000.00]] Total Face Amount: [$1,000,000.00] Death Benefit Option: Option [1] Life Insurance Qualification Test: [Guideline Premium Test] PLANNED PERIODIC PREMIUM: [$10,000.00] Planned Premium Frequency: [Annual] For this policy to provide life insurance protection on the Insured until the Policy Maturity Date, sufficient premiums must be paid. Because current Cost of Insurance Rates and interest rates are not guaranteed, You may have to pay more than the Planned Periodic Premiums shown above to keep this policy and coverage in force until the Policy Maturity Date, and to keep any additional benefit riders in force. Any changes made to Your policy and/or the amount, frequency and timing of premium payments may have a direct impact on the policy's values and guarantees. Even if coverage continues to the Policy Maturity Date, there may, in fact, be little or no Net Surrender Value. The length of the protection period of this policy, policy values and policy guarantees may be directly affected by: 1. Investment performance of the Divisions of the Separate Account and the amount of interest credited to the Fixed Account; 2. The amount, timing, and frequency of Your premium payments; 3. Changes in the Total Face Amount and Death Benefit Option; 4. Changes in the Monthly Policy Charge deducted from the Policy Value of this policy; 5. Changes in the Premium Expense Charge deducted from premium payments; 6. Partial surrenders; and 7. Policy loans. SF 985 NY-1 3 [SAMPLE]

The Guaranteed Minimum Interest Crediting Rate on the Fixed Account is 2%. An interest crediting rate above 2% is not guaranteed. We have the right to change the amount of interest credited on the Fixed Account and the amount of cost of insurance and/or other expense charges deducted under the policy which, in addition to the portion of Your Policy Value that is in the Divisions and not guaranteed, may require You to pay more premium than was illustrated, or may result in cash values (referred to as Policy Value in this policy) less than those illustrated. The Death Benefit Discount Rate is 1.001651581. The Guaranteed Minimum Policy Loan Crediting Rate on the Loan Account is [4%]. The Guaranteed Maximum Policy Loan Interest Rate: the loan interest rate is [5.0%] in Policy Years 1 - 10 and [4.0%] in Policy Years 11 and after. [DETAILED SCHEDULE OF FACE AMOUNTS AND RISK CLASSES Total Face Amount: [$100,000] Insured’s Risk Class: [Standard Nontobacco] Effective Date: [January 1, 2020] Total Face Amount: [$900,000] Insured’s Risk Class: [Standard Tobacco] Effective Date: [January 1, 2021]] SF 985 NY-1 3-1 [SAMPLE]

CHARGES AND LIMITS  Guaranteed Maximum Premium Expense Charge Year(s) Since Issue Or Adjustment Up To Target Premium Excess of Target Premium 1-7 9.75% 6.25% 8+ 6.25% 6.25% Target Premium: $[3,068.] The charges in the chart above also apply to any premium attributable to any Total Face Amount increase(s).  The Guaranteed Maximum Monthly Policy Issue Charge, deducted on a monthly basis, is $[0.05209] per $1,000 of Base Policy Face Amount for all Policy Years, subject to adjustment for any Total Face Amount increases. Any Total Face Amount increase will have its own Guaranteed Maximum Monthly Policy Issue Charge.  The Guaranteed Maximum Annual Asset Based Charge, deducted on a monthly basis, is 0.35% of the value of the Division(s).  The Minimum Total Face Amount is $100,000.  The Minimum Total Face Amount Increase is $10,000.  The first unscheduled Division transfer in a Policy Month is free. We may charge a Transfer Fee of [$25.00] for each additional unscheduled Division transfer in a Policy Month.  No Transaction Fee applies to the first two unscheduled partial surrenders (whether preferred or not) in a Policy Year. Thereafter, We will charge a Transaction Fee of the lesser of [$25.00] or 2% of the amount surrendered for each unscheduled partial surrender.  The Minimum Unscheduled Partial Surrender Amount is $500. SF 985 NY-1 3-2 [SAMPLE]

TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

Monthly Rates Per $1,000.00 of Net Amount at Risk

Insured's Attained Age	Monthly Rate	Insured's Attained Age	Monthly Rate	Insured's Attained Age	Monthly Rate	Insured's Attained Age	Monthly Rate
[35	0.11425	58	0.43623	81	4.88763	104	49.44992
36	0.12510	59	0.47983	82	5.46691	105	52.58615
37	0.13512	60	0.52932	83	6.19129	106	55.57224
38	0.14681	61	0.58724	84	7.03015	107	60.05145
39	0.15850	62	0.65191	85	8.00749	108	65.05536
40	0.17186	63	0.72507	86	9.14351	109	70.68603
41	0.18439	64	0.80587	87	10.44601	110	77.06845
42	0.19525	65	0.89181	88	11.92319	111	83.33333
43	0.20026	66	0.98376	89	13.53010	112	83.33333
44	0.20611	67	1.08089	90	15.25399	113	83.33333
45	0.21196	68	1.18660	91	17.04273	114	83.33333
46	0.21781	69	1.30517	92	18.84890	115	83.33333
47	0.22282	70	1.44345	93	20.66179	116	83.33333
48	0.22867	71	1.60750	94	22.38629	117	83.33333
49	0.23452	72	1.79920	95	23.93836	118	83.33333
50	0.24455	73	2.02131	96	26.00184	119	83.33333
51	0.25793	74	2.27152	97	28.28101	120	83.33333]
52	0.27382	75	2.54666	98	30.86253		
53	0.29222	76	2.84440	99	33.72179		
54	0.31314	77	3.16586	100	36.82894		
55	0.33824	78	3.51658	101	39.87065		
56	0.36671	79	3.91184	102	43.02541		
57	0.39937	80	4.36380	103	46.23879		

Basis of Values: Guaranteed maximum cost of insurance rates are based on the 2017 CSO Mortality Unismoke Table, Ultimate, age nearest birthday, with distinction for the Insured's Gender.

[The guaranteed cost of insurance rates reflect a substandard rating of [2.00] times standard.]

[The guaranteed cost of insurance rates reflect an additional monthly rate charge per thousand of Net Amount at Risk of: [$0.0625] that automatically ends on the later of Your 20th policy anniversary or Attained Age 65.]

[The guaranteed cost of insurance rates reflect an additional monthly rate charge per thousand of Net Amount at Risk of: [$0.0625] that automatically ends on: [October 31, 2028]].

SF 985 NY-1 3-3 [SAMPLE]

TABLE OF APPLICABLE PERCENTAGES FOR DEATH BENEFIT OPTIONS

This policy complies with Section 7702 of the Internal Revenue Code under the [Guideline Premium Test], which requires that the total death benefit is greater than or equal to the Surrender Value multiplied by the applicable percentage from the following table.

Insured's Attained Age	Percentage of Surrender Value	Insured's Attained Age	Percentage of Surrender Value	Insured's Attained Age	Percentage of Surrender Value
[35	250.00	64	122.00	93	102.00
36	250.00	65	120.00	94	101.00
37	250.00	66	119.00	95	101.00
38	250.00	67	118.00	96	101.00
39	250.00	68	117.00	97	101.00
40	250.00	69	116.00	98	101.00
41	243.00	70	115.00	99	101.00
42	236.00	71	113.00	100	101.00
43	229.00	72	111.00	101	101.00
44	222.00	73	109.00	102	101.00
45	215.00	74	107.00	103	101.00
46	209.00	75	105.00	104	101.00
47	203.00	76	105.00	105	101.00
48	197.00	77	105.00	106	101.00
49	191.00	78	105.00	107	101.00
50	185.00	79	105.00	108	101.00
51	178.00	80	105.00	109	101.00
52	171.00	81	105.00	110	101.00
53	164.00	82	105.00	111	101.00
54	157.00	83	105.00	112	101.00
55	150.00	84	105.00	113	101.00
56	146.00	85	105.00	114	101.00
57	142.00	86	105.00	115	101.00
58	138.00	87	105.00	116	101.00
59	134.00	88	105.00	117	101.00
60	130.00	89	105.00	118	101.00
61	128.00	90	105.00	119	101.00
62	126.00	91	104.00	120	101.00
63	124.00	92	103.00	121+	101.00]

SF 985 NY-1 3-4 [SAMPLE]

[RIDER DATA] [SF 612 NY Aviation Exclusion Rider Effective Date: [January 1, 2020]] [SF 995 NY Change of Insured Rider Effective Date: [January 1, 2020] Expiration Date: [January 1, 2055]] [SF 986 NY Death Benefit Guarantee Rider Effective Date: [January 1, 2020] Expiration Date: [January 1, 2070] Death Benefit Guarantee Monthly Premium: [$111.17] Based on payment of the Death Benefit Guarantee Monthly Premium, You may have to pay an additional lump sum payment to keep the policy in force on the Death Benefit Guarantee Rider Expiration Date. You may contact Us for additional information about such payment.] [SF 988 NY Enhanced Cash Surrender Value Rider Effective Date: [January 1, 2020] An Enhancement Factor of [50]% will be multiplied by the applicable Additional Amount percentage shown in the table below. Policy Year Of Full Additional Amount Surrender [1 [8.20%] of the sum of premium received less partial surrenders 2 [9.50%] of the sum of premium received less partial surrenders 3 [9.40%] of the sum of premium received less partial surrenders 4 [9.00%] of the sum of premium receiv ed less partial surrenders 5 [8.40%] of the sum of premium received less partial surrenders 6 [7.50%] of the sum of premium received less partial surrenders 7 [6.50%] of the sum of premium received less partial surrenders 8 [5.50%] of the sum of premium received less partial surrenders 9 [4.80%] of the sum of premium received less partial surrenders 10 [4.00%] of the sum of premium received less partial surrenders 11 [3.00%] of the sum of premium received less partial surrenders 12 [2.00%] of the sum of premium received less partial surrenders 13 [0.90%] of the sum of premium received less partial surrenders 14] and later [0.00%] of the sum of premium receiv ed less partial surrenders] [SF 934 NY Life Paid-Up Rider (Overloan Protection) Effective Date: [January 1, 2020] Life Paid-Up Rider Charge: Maximum of [7.5%] of Policy Value Guaranteed Minimum Loan Indebtedness Percent: [92%] of Surrender Value Death Benefit Factor: 105% Minimum Policy Duration: 15 Years]] SF 985 NY-1 3-5 [SAMPLE]

[SF 987 NY Supplemental Benefit Rider

Effective Date:	[January 1, 2020]
Expiration Date:	[December 31, 2105]
Supplemental Benefit Rider Face Amount:	[$900,000.00]

Guaranteed Maximum Monthly Policy Issue Charge

The Guaranteed Maximum Monthly Policy Issue Charge, deducted on a monthly basis, is $[0.05209] per $1,000 of Supplemental Benefit Face Amount for all Policy Years, subject to adjustment for any Total Face Amount increases. Any Total Face Amount increase will have its own Guaranteed Maximum Monthly Policy Issue Charge.

Guaranteed Maximum Supplemental Benefit Cost of Insurance Rates
Monthly Rates per $1,000.00 of Net Amount at Risk

Insured's Attained Age	Monthly Rate	Insured's Attained Age	Monthly Rate	Insured's Attained Age	Monthly Rate	Insured's Attained Age	Monthly Rate
[35	0.11425	58	0.43623	81	4.88763	104	49.44992
36	0.12510	59	0.47983	82	5.46691	105	52.58615
37	0.13512	60	0.52932	83	6.19129	106	55.57224
38	0.14681	61	0.58724	84	7.03015	107	60.05145
39	0.15850	62	0.65191	85	8.00749	108	65.05536
40	0.17186	63	0.72507	86	9.14351	109	70.68603
41	0.18439	64	0.80587	87	10.44601	110	77.06845
42	0.19525	65	0.89181	88	11.92319	111	83.33333
43	0.20026	66	0.98376	89	13.53010	112	83.33333
44	0.20611	67	1.08089	90	15.25399	113	83.33333
45	0.21196	68	1.18660	91	17.04273	114	83.33333
46	0.21781	69	1.30517	92	18.84890	115	83.33333
47	0.22282	70	1.44345	93	20.66179	116	83.33333
48	0.22867	71	1.60750	94	22.38629	117	83.33333
49	0.23452	72	1.79920	95	23.93836	118	83.33333
50	0.24455	73	2.02131	96	26.00184	119	83.33333
51	0.25793	74	2.27152	97	28.28101	120	83.33333]
52	0.27382	75	2.54666	98	30.86253		
53	0.29222	76	2.84440	99	33.72179		
54	0.31314	77	3.16586	100	36.82894		
55	0.33824	78	3.51658	101	39.87065		
56	0.36671	79	3.91184	102	43.02541		
57	0.39937	80	4.36380	103	46.23879		

Basis of Values: Guaranteed maximum cost of insurance rates are based on the 2017 CSO Mortality Unismoke Table, Ultimate, age nearest birthday, with distinction for the Insured's Gender.

[The guaranteed cost of insurance rates for the Supplemental Benefit Rider reflect a substandard rating of [2.00] times standard.]

[The guaranteed cost of insurance rates for the Supplemental Benefit Rider reflect an additional monthly rate charge per thousand of Net Amount at Risk of: [$0.0625] that automatically ends on the later of Your 20th policy anniversary or Attained Age 65.]

[The guaranteed cost of insurance rates for the Supplemental Benefit Rider reflect an additional monthly rate charge per thousand of Net Amount at Risk of: [$0.0625] that automatically ends on: [October 31, 2028].

[Cost of insurance rates for this rider reflect guaranteed issue underwriting and are higher than the rates associated with the Insured's Risk Class.]]

SF 985 NY-1 3-6 [SAMPLE]

These Data Pages Prepared On: [January 1, 2020] Principal Life Insurance Company Des Moines, Iowa 50392-0001 SF 985 NY-1 3-7 [SAMPLE]

DEFINITIONS IN THIS POLICY All of the following defined terms and phrases and certain items on Your Data Pages are capitalized throughout the policy. Please read them carefully as they will help You understand the policy provisions. ADJUSTMENT DATE is the Monthly Date on or next following Our approval of a requested adjustment. ATTAINED AGE is the Insured's Age on the birthday nearest to the Policy Date, plus the number of complete Policy Years that have elapsed since the Policy Date. BASE POLICY FACE AMOUNT is the insurance benefit provided by the policy without any riders. The Base Policy Face Amount is shown on Your Data Pages. BUSINESS DAY is any day that the New York Stock Exchange (“NYSE”) is open for trading, and trading  is not restricted. DATA PAGES are the pages of this policy which contain information specific to You, to the Insured and the policy. Revised Data Pages will only be sent to You when a change is made to Your policy. DIVISION is the part of the Separate Account that invests in shares of a corresponding Mutual Fund. The value of an investment in a Division is variable and is not guaranteed. EFFECTIVE DATE is the date on which all requirements, including the initial premium, for issuance of a policy have been satisfied. FIXED ACCOUNT is an account for which interest is credited at rates determined by Us. It is that part of the Policy Value that is not in the Divisions or Loan Account. The Guaranteed Minimum Interest Crediting Rate on the Fixed Account is shown on the Data Pages. HOME OFFICE is the address shown on Your policy cover page. INITIAL TOTAL FACE AMOUNT is the original Total Face Amount that was in effect on the Policy Date. INSURED is the person named as the Insured on the Data Pages of the policy. The Insured may or may not be the owner. LOAN ACCOUNT is that part of the Policy Value that reflects any Loan Indebtedness. LOAN INDEBTEDNESS is any outstanding policy loan(s) and unpaid loan interest. LOAN VALUE is the Net Surrender Value plus projected guaranteed interest credited through the remainder of the Policy Year, less loan interest payable and Monthly Policy Charges due through the reminder of the Policy Year. MONTHLY DATE is the day of the month which is the same as the day of the Policy Date. The Monthly Date will never be the 29th, 30th, or 31st of any month. MONTHLY POLICY CHARGE is the amount deducted from the Policy Value on each Monthly Date as described in the Policy Charges section. SF 985 NY 4 [SAMPLE]

MUTUAL FUND is a registered open-end investment company, or a separate investment account or portfolio thereof, in which a Division invests. NET AMOUNT AT RISK is the result of: 1. the death benefit as described in the Death Proceeds section of this policy at the beginning of the Policy Month, divided by the Death Benefit Discount Rate shown on the Data Pages; minus 2. the Policy Value at the beginning of the Policy Month calculated as if the Monthly Policy Charge was zero. NET ASSET VALUE is the result obtained when a Mutual Fund's assets are reduced by its liabilities. The Net Asset Value of a Mutual Fund's shares is the Net Asset Value of the Mutual Fund divided by the number of outstanding shares of the Mutual Fund. NET POLICY VALUE is the Policy Value less any Loan Indebtedness. NET PREMIUM is the gross premium paid less the deductions for the Premium Expense Charge. It is the amount of premium allocated to the Fixed Account and/or Divisions. NET SURRENDER VALUE is the Surrender Value less any Loan Indebtedness. NOTICE is a communication that is acceptable to Us in form and substance and that We receive in Our Home Office. We will require You to use a form We provide for certain Notices, including, for example, a policy surrender, a change of beneficiary, or a request to adjust Your policy. POLICY DATE is the date from which Monthly Dates, Policy Years, and policy anniversaries are determined. The Policy Date is shown on the Data Pages. The Policy Date will never be the 29th, 30th, or 31st of any month. POLICY MATURITY DATE is the date to which this policy will stay in force, unless the death of the Insured occurs prior to that date, so long as all requirements outlined in the policy are satisfied. The Policy Maturity Date is shown on the Data Pages. The Policy Maturity Date may be extended as described in the Maturity Date Extension provision. POLICY MONTH is any one-month period beginning on the Monthly Date. POLICY VALUE is the sum of the values in the Loan Account, Divisions, and Fixed Account. POLICY YEAR is the one-year period beginning on the Policy Date and ending one day before the first policy anniversary and each subsequent one-year period beginning on a policy anniversary. Example: If the Policy Date is November 21, 2020, the first Policy Year ends on November 20, 2021. The first policy anniversary falls on November 21, 2021. PREMIUM EXPENSE CHARGE is the charge deducted from premium payments. The Premium Expense Charge will not exceed the Guaranteed Maximum Premium Expense Charge shown on the Data Pages. PRORATED BASIS is the proportion the value of a particular Division or the Fixed Account bears to the total value of all Divisions and the Fixed Account. SEPARATE ACCOUNT is Principal Life Insurance Company Variable Life Separate Account, which has Divisions to which Net Premiums may be allocated under this policy. Refer to the Variable Life Separate Account provision for details. SF 985 NY 5 [SAMPLE]

SURRENDER VALUE is the Policy Value plus any enhanced cash surrender value benefit provided by any attached rider. TARGET PREMIUM is the premium amount used to determine the Premium Expense Charge under a policy. The Target Premium is shown on the Data Pages. TOTAL FACE AMOUNT is the Base Policy Face Amount plus the insurance benefit provided by any Supplemental Benefit Rider issued with Your policy. If there is no Supplemental Benefit Rider issued with Your policy, the Total Face Amount is the Base Policy Face Amount. The Total Policy Face Amount may be adjusted as described in the Adjustment Options section. The Total Face Amount is the amount used to determine the death benefit provided by the policy and is shown on the Data Pages. UNIT is the accounting measure used to calculate the Division values. VALUATION PERIOD is the period beginning at the close of normal trading on the NYSE, generally 4:00 p.m. E.T. on each Business Day, and ending at the close of normal trading of the NYSE on the next Business Day. WE, OUR, US, THE COMPANY is Principal Life Insurance Company. YOU, YOUR is the owner(s) of this policy. PURCHASING AND KEEPING THE POLICY IN FORCE PREMIUM PAYMENTS Your first premium is due on the Policy Date. After that, You may pay premiums at any time while this policy is in force. Once premiums are received and applied to the policy, they will not be refunded or returned except as specifically stated elsewhere in the policy or any attached riders. Each premium payment must be honored by Your financial institution upon initial receipt to be considered a payment. The amount of Your premiums is subject to the Premium Payment Limits provision. We will give You a receipt on request. We will allocate initial Net Premiums to the Money Market Division. We will then re-allocate initial Net Premiums to the requested Division(s) and/or Fixed Account at the end of the Right To Examine Policy period. However, if the purchase of this policy is a replacement for another policy, the initial Net Premiums will be immediately allocated to the Divisions and/or Fixed Account as directed in the application, unless You direct otherwise. Your most recent premium allocation instructions on file with Us apply to future allocations of premiums unless You change them by providing Us Notice. You should identify the purpose of any payment as either a premium payment or a loan payment. If You do not, We will apply any payment to first repay any Loan Indebtedness. PLANNED PERIODIC PREMIUMS Planned Periodic Premiums are premiums in an amount and on a frequency schedule that You choose. You may elect a frequency schedule of annual, semi-annual, quarterly or a monthly pre-authorized withdrawal from Your bank or other financial institution. You may change either the amount or frequency schedule of Your Planned Periodic Premium by providing Notice to Us. All premiums, including unscheduled and/or additional premiums, are to be sent to Our Home Office or to any address We provide on Our premium reminders. SF 985 NY 6 [SAMPLE]

PREMIUM PAYMENT LIMITS You may make premium payments that are greater than the Planned Periodic Premium. However, except for any amount necessary to continue the policy in force, We will refund any premiums that would disqualify  this  policy  as  “life  insurance”  as  defined  in  the  Internal  Revenue  Code,  Section  7702,  as  amended. Except for any amount necessary to continue the policy in force, We reserve the right to refund any premium that increases the policy's death benefit by more than it increases the Policy Value. Alternatively, We may require satisfactory evidence of insurability. Unless You provide Us Notice, We reserve the right to refund any premiums that would make this policy a modified endowment contract as defined in the Internal Revenue Code, Section 7702A, as amended. CONTINUATION OF INSURANCE This policy will continue in force, even if You do not make a premium or loan payment, as long as the Net Policy Value is sufficient to pay the Monthly Policy Charge which is due on the Monthly Date. If the Net Policy Value is not sufficient, the Grace Period provision will then apply. GRACE PERIOD A 61-day grace period will begin if the Net Policy Value on any Monthly Date is less than the Monthly Policy Charge. We will mail a notice of impending policy termination to Your last address known to Us and to any assignee on record. This notice will tell You the minimum required payment, payment instructions and the grace period end date and will be sent no earlier than, and within 30 days after, the policy processing day on which the insufficiency occurred. If, by the end of the grace period, You have not paid to Our Home Office the minimum required payment, Your policy, including the privileges and rights of the owner(s), will terminate without value as of the end of the grace period. The payment must be honored by Your financial institution upon initial receipt to be considered a payment. The minimum required payment is (A plus B) divided by C where: A is any amount by which Your Net Policy Value is less than zero at the start of the grace period after the Monthly Policy Charge is deducted; B is three Monthly Policy Charges; and C is 1.0 minus the Guaranteed Maximum Premium Expense Charge percentage. As stated in the Death Proceeds section, if the Insured dies during a grace period, then We will deduct from the death proceeds the lesser of any overdue Monthly Policy Charges and, if applicable, the amount required to meet any Death Benefit Guarantee Premium Requirement. If Your policy is on Death Benefit Option 1 and the Insured dies during a grace period for which the amount required under B above for the minimum required payment has been applied, We will add to the death proceeds a refund of such amount applied for any period beyond the Policy Month in which the Insured’s death occurred. TERMINATION The Insured has the right to terminate this policy at anytime he or she chooses. The Insured must provide Us written Notice of termination. Unless the Insured provides written Notice of his or her desire to terminate this policy, neither the Insured nor his or her successor in interest may contest the validity of this policy. If the Insured provides written Notice of termination to You, You are required, as soon as it is reasonably possible, to provide Us with written Notice of the Insured's request to terminate this policy. SF 985 NY 7 [SAMPLE]

Your policy and all of its privileges and rights terminate on the date: 1. You surrender Your policy; 2. Upon the written request of the Insured as of the date We receive the Notice of such request; 3. the death proceeds are paid; 4. the maturity proceeds are paid; or 5. the grace period ends as described in the Grace Period provision. When the policy terminates under 1 or 2 above, We will pay You the Net Surrender Value, if any, as calculated on the date We receive the written termination Notice. REINSTATEMENT If Your policy terminates as described in the Grace Period provision, You may reinstate it provided all of the following are met: 1. Such reinstatement is prior to the Policy Maturity Date. 2. You have not surrendered Your policy. 3. Not more than three years have elapsed since Your policy terminated. 4. You supply evidence which satisfies Us that the Insured is alive and is insurable under Our underwriting guidelines then in effect. 5. You either repay or reinstate any Loan Indebtedness existing at termination. 6. You make the minimum required payment of (A plus B) divided by C where: A is any amount by which Your Net Policy Value is less than zero at the end of the grace period after the Monthly Policy Charge is deducted; B is three Monthly Policy Charges; and C is 1.0 minus the Guaranteed Maximum Premium Expense Charge percentage. Reinstatement will be effective on the Monthly Date on or next following the date We approv e it. Your Policy Date will remain the original Policy Date. The Net Policy Value on the reinstatement effective date will be the same as the Net Policy Value was on the date the policy terminated. The Premium Expense Charge is calculated based on the number of years the policy was in force. Other charges will be calculated as if the policy never terminated. Upon reinstatement, We will send You Data Pages that reflect the current status of Your policy. At reinstatement, Your Policy Value as well as the Net Premium received will be allocated to the Divisions and/or the Fixed Account according to Your most recent allocation instructions. PREMIUM INVESTMENT OPTIONS ALLOCATIONS You may allocate Net Premiums to the Divisions and/or the Fixed Account. Any allocation to a Division must be at least 0.10% with the sum of all allocations always equal to 100%. We will allocate Net Premiums according to Your most recent allocation instructions. You may change the allocation instructions by providing Us Notice. FIXED ACCOUNT Net Premiums allocated to the Fixed Account will earn interest at any rate We determine at Our sole discretion. Interest rates are subject to change at any time at Our sole discretion and as described in the Changes in Policy Charges and Rates provision. We guarantee that any interest rate will never be less than the Guaranteed Minimum Interest Crediting Rate on the Fixed Account shown on the Data Pages. Once credited, interest is nonforfeitable. The Fixed Account is a part of Our general account. SF 985 NY 8 [SAMPLE]

All interest rates stated accrue and are credited daily and are effective annual rates. We apply these rates to properly reflect the actual date We receive any premium and any changes in policy loan amounts. In each calendar year, except with Our written consent or as specified elsewhere in this policy, no more than $5,000,000 may be allocated or transferred to the Fixed Account. If more than one policy is owned or sponsored by the same entity, then the $5,000,000 is the maximum amount that may be allocated or transferred to the Fixed Account of all the policies owned and sponsored by the same entity combined. In addition, the combined Fixed Account value for all policies owned or sponsored by the same entity may not exceed $20,000,000, except with Our written consent. DIVISIONS The Separate Account is comprised of Divisions. Each Division invests in a Mutual Fund. You may allocate Net Premiums to one or more of the Divisions. Income, gains, and losses, whether or not realized, from each Division's assets are credited to or charged against that Division without regard to income, gains, or losses of other Divisions or Our other income, gains, or losses. VARIABLE LIFE SEPARATE ACCOUNT The Separate Account is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940, as amended. Assets are put into the Separate Account Divisions to support this policy and to support other variable life insurance policies We may offer. We own the assets of the Separate Account. These assets are not part of Our general account. Income, gains, and losses of the Separate Account Divisions, whether or not realized, are credited to or charged against the Separate Account Divisions’ assets, without regard to Our other  income, gains, or losses. The assets of the Separate Account will be available to cover the liabilities of Our general account only to the extent that the Separate Account assets exceed its liabilities. The assets of the Separate Account will be valued at least as often as any policy benefits vary but at least monthly. We reserve the right to add other Div isions, eliminate or combine existing Divisions, or transfer assets in one Division to another. If shares of a Mutual Fund are no longer available for investment, or in Our judgment investment in a Mutual Fund becomes inappropriate considering the purpose of the Separate Account, We may eliminate the shares of a Mutual Fund or a class of shares of a Mutual Fund and substitute shares of another Mutual Fund or another class of a Mutual Fund. Substitution may be made with respect to both existing investments and the investment of future Net Premium payments. However, no such changes will be made without notifying You and getting any required approval from the appropriate state and/or federal regulatory authorities. If We eliminate or combine existing Divisions, or transfer assets in one Division to another, You may change Your allocation instructions and transfer any value in the eliminated or combined Divisions to other Division(s) and/or the Fixed Account. Or, in the event of a material change in the investment policy of the Variable Life Separate Account, You have the option to transfer all of Your Division values to the Fixed Account. You may exercise this right until the later of 60 days after 1) the effective date of such change or 2) the date You receiv e notice of this right. You may exercise this right at no charge only if You have an interest in the affected Division(s). The investment policy of the Variable Life Separate Account may not be changed without the approval of the Insurance Commissioner of Iowa, Our domicile state. Where required, the approval process for any change is on file with the Commissioner of the state in which this policy is delivered. SF 985 NY 9 [SAMPLE]

BENEFITS WHILE THE POLICY IS IN FORCE POLICY VALUES Your Policy Value at any time is equal to the sum of the values You have in the Loan Account, the Divisions, and the Fixed Account. Policy Values are determined at least monthly and will not be less than required by the laws of the state in which this policy is delivered. LOAN ACCOUNT VALUE You may borrow against Your policy under certain conditions. When You take out a loan, We transfer the amount of the loan from one or more of the Divisions and/or the Fixed Account into the Loan Account. For details of the Loan Account see the Policy Loans section. FIXED ACCOUNT VALUE The amount You have in the Fixed Account at any time equals: 1. Net Premiums allocated to it; plus 2. amounts transferred to it; plus 3. interest credited to it; less 4. amounts deducted from it; less 5. amounts transferred from it; less 6. amounts surrendered from it. DIVISION VALUE The value for each Division is equal to the number of Units in that Division multiplied by that Division's Unit value. The number of Units in a Division at any time equals A minus B, where: A is the number of Units credited to the Division because of: 1. Net Premiums allocated to it; and 2. amounts transferred to it. B is the number of Units redeemed from the Division because of: 1. amounts deducted from it; 2. amounts transferred from it; and 3. amounts surrendered from it. The number of Units credited or redeemed for a given transaction is equal to the dollar amount of the transaction, divided by the Unit value on the Business Day of the transaction. UNIT VALUES We will determine the Unit v alue for each Div ision at the end of each Valuation Period. The Unit value for each Division is obtained by multiplying the Unit value for the immediately preceding Business Day by  the  particular  Division’s net investment factor for the current Valuation Period. NET INVESTMENT FACTOR The net investment factor for a Division on any Business Day is equal to A divided by B, where: A is the Net Asset Value of the underlying Mutual Fund shares held by that Division at the end of such Business Day before any policy transactions are made on that day; and B is the Net Asset Value of the underlying Mutual Fund shares held by that Division at the end of the immediately preceding Business Day after all policy transactions were made for that day. We reserve the right to adjust the above formula for any taxes determined by Us to be attributable to the operations of the Division. SF 985 NY 10 [SAMPLE]

TRANSFERS TRANSFERS ALLOWED You may transfer amounts between the Divisions and the Fixed Account as provided below. To request a transfer, You must provide Us Notice. If We receive Your request prior to the close of the NYSE, the transfer is made and value is determined as of that day. Requests received after the close of the NYSE will be processed and values determined as of the next Business Day. RESERVATION OF RIGHTS - We reserve the right to not accept transfer requests from someone requesting them for multiple contracts for which they are not the owner. We reserve the right to reject transfers if We deem that the transfers would disrupt the management of the Separate Account, any Division, or any underlying Mutual Fund. Excessive transfers can disrupt management strategy of the underlying Mutual Funds and increase expenses, which are borne by all owners. In addition, We may suspend or modify transfer privileges at Our sole discretion, at any time, to prevent transfers that could disadvantage other owners. These modifications could include, but are not limited to: 1. requiring a minimum time period between each transfer; 2. not accepting transfer requests from someone providing them for multiple policies for which he or she is not the owner; 3. limiting the dollar amount that an owner may transfer at any one time; or 4. imposing a Transfer Fee as shown on the Data Pages. TRANSFERS FROM FIXED ACCOUNT You may transfer amounts from the Fixed Account to a Division by making either scheduled or unscheduled transfers (not both) during the same Policy Year, subject to the following conditions: UNSCHEDULED FIXED ACCOUNT TRANSFERS - You may make one unscheduled transfer from the Fixed Account to a Division(s) during the first 30-day period of each calendar quarter. In each calendar year, the transfer(s) may not exceed: 1. the Fixed Account value as of December 31 of the prior year (if $5,000 or less); 2. $5,000 (if the Fixed Account value as of December 31 of the prior year is greater than $5,000 but not more than $20,000); or 3. 25% of the Fixed Account value as of December 31 of the prior year (if the Fixed Account value is greater than $20,000). The following conditions apply: 1. We must receive Your Notice during the 30-day period. 2. You must specify the dollar amount or percentage to be transferred. 3. There is no transaction charge imposed on the transfer(s). SCHEDULED FIXED ACCOUNT TRANSFERS – After the Right To Examine Policy period, You may elect to have the entire Fixed Account v alue transferred to the Division(s) in four consecutive annual transfers. Transfers will be allocated in the same manner used to allocate premium payments. To make an election, you must send Us Notice. Once made, this election is irrevocable. If Your Net Premium payments included allocations to the Fixed Account, Your Notice must include new premium payment allocation percentages. SF 985 NY 11 [SAMPLE]

The transfers will be made as follows: First transfer – 25% of Your Fixed Account value. Second transfer – 33% of Your remaining Fixed Account value. Third transfer – 50% of Your remaining Fixed Account value. Fourth transfer – 100% of Your remaining Fixed Account value. After the first transfer, each subsequent transfer will be made on the anniversary date of the initial transfer (or next Business Day if the transfer date is not a Business Day). If on any transfer date the Fixed Account value prior to the transfer is $5,000 or less, the entire Fixed Account v alue will transfer. The election will be subject to the following conditions: 1. You may not make both a scheduled and an unscheduled transfer from the Fixed Account in the same calendar year. 2. You may not make payments or transfers to the Fixed Account during the transfer period. 3. The Fixed Account value must be greater than $20,000 when You make the election. TRANSFERS FROM DIVISIONS You may transfer amounts from a Division by making either a scheduled or unscheduled Division transfer, subject to the following conditions: UNSCHEDULED DIVISION TRANSFERS - You may make unscheduled transfers from a Division to another Division or the Fixed Account, subject to Our Reservation of Rights (see Transfers Allowed provision). You must specify the dollar amount or percentage to transfer from each Division. We reserve the right to charge a Transfer Fee, not to exceed the Transfer Fee shown on the Data Pages. SCHEDULED DIVISION TRANSFERS - You may make scheduled transfers from one Division to another Division, as follows: 1. Transfers will begin on the date You specify, other than the 29th, 30th or 31st. 2. You must specify how often the transfers will occur (annually, semi-annually, quarterly or monthly). 3. You must specify the dollar amount or percentage to transfer from each Division and such amounts must be less than or equal to the value of that Division. 4. The transfers will continue until the value in the Division(s) is zero or We receive Notice to stop making the transfers. 5. We reserve the right to limit the number of Divisions from which transfers may be made at the same time. In no event will the limit ever be less than two. You may not make scheduled transfers from a Division to the Fixed Account. AUTOMATIC PORTFOLIO REBALANCING (APR) APR allows You to maintain a specific percentage of Your Policy Value in the Divisions You have selected. APR transfers are effective at the end of the Valuation Period during which We receive Your Notice. APR transfers: 1. do not begin until the expiration of the Right To Examine Policy period (see the Right To Examine Policy provision on the front cover of Your policy); 2. may be made on the frequency (monthly, quarterly, semi-annually or annually) You specify on a calendar year or Policy Year basis; 3. do not begin until We receive Your Notice; 4. are not available with the Fixed Account; and 5. are not available if You have scheduled Division transfers from the same Division. SF 985 NY 12 [SAMPLE]

REDUCED PAID-UP BENEFIT OPTION As long as Your policy is in force and the Insured is living, You may send Us a written request to transfer all of Your Division values to the Fixed Account, and then apply the Net Surrender Value towards the purchase of a guaranteed fixed paid-up benefit. The Net Surrender Value will be used as a net single premium to buy paid-up insurance at the Insured's Attained Age on the date of the request. Reduced paid-up benefits will be calculated using the 2017 CSO table referenced on the Data Pages and 4% interest, and will not be less than those required by the laws of the state in which this policy was delivered. Any remaining portion of the Net Surrender Value not applied to buy paid-up insurance will be paid to You. Once Your policy is paid-up, the Monthly Policy Charge will be zero, partial surrenders, transfers, face amount adjustments or death benefit option changes will not be permitted, and any attached riders will terminate. Policy loans and loan repayments may continue to be made after this option has been exercised. Under this option: 1. At any time prior to the Insured’s Attained Age 121, no interest will be credited, the Surrender Value will be equal to the net single premium at that time for the Total Face Amount of paid-up insurance and the death benefit will be equal to the Total Face Amount of paid-up insurance. 2. On the Insured’s Attained Age 121, the Surrender Value will be equal to the Total Face Amount of paid-up insurance and the death benefit will be equal to 101% of the Surrender Value. 3. At  any  time  after  the  Insured’s  Attained  Age  121,  the  Surrender  Value  will  be equal to the Surrender Value on the  Insured’s  Attained  Age  121,  plus  interest  credited  from  the  Insured’s  Attained Age 121 to the current date at the Guaranteed Minimum Interest Crediting Rate on the Fixed Account; and the death benefit will be equal to 101% of the Surrender Value. POLICY LOANS You may borrow against Your Policy Value with this policy as sole collateral. You may borrow up to 90% of Your Loan Value. During the first five Policy Years, You may not undertake a pattern of borrowing that is likely to require all or a substantial part of the Policy Value to be fledged as security against repayment of such loans, unless the loans are made because of an unforeseen substantial loss of income or unforeseen increase in Your financial obligations. UNSCHEDULED LOANS - Unscheduled loans are available in all Policy Years. If You do not direct Us, the loan amount will be withdrawn in the same proportion as the allocation used for Your current Monthly Policy Charge. SCHEDULED LOANS – Scheduled loans are available after the first Policy Year. Before You can set up scheduled loans, You must first withdraw, through partial surrenders, an amount which equals or exceeds the total premiums paid for the policy. We will withdraw the scheduled loans from the Fixed Account and Divisions in the same proportion as the allocation used for Your current Monthly Policy Charge. You may select to receive scheduled loans on an annual, semi-annual, quarterly, or monthly basis, as measured from the Policy Date. The last available scheduled loan payment is determined based upon current Net Policy Value and policy charges assuming no subsequent policy adjustments are made. You may stop scheduled loans at any time by sending Us Notice. LOAN ACCOUNT If You borrow against Your policy, an amount equal to the loan will be transferred from the Fixed Account and/or the Divisions to Your Loan Account. The effectiv e date of the transfer is the date of the loan. Your Loan Account will be part of Our general account and will be credited with interest from the date of the loan. The Guaranteed Minimum Policy Loan Crediting Rate on Your Loan Account is shown on the Data Pages. The interest rate is an effective annual rate. Interest accrues daily. Once credited, interest is nonforfeitable. SF 985 NY 13 [SAMPLE]

LOAN INTEREST CHARGE Interest charges accrue daily on any Loan Indebtedness at the current annual loan interest rate. The current annual loan interest rate will be determined at least once every twelve months but not more frequently than once in any three month period. The Guaranteed Maximum Policy Loan Interest Rate is shown on the Data Pages and will not exceed the rate allowed by the laws of the state in which this policy was delivered. Interest is due and payable: 1. at the end of each Policy Year; 2. when You borrow from Us while there is existing Loan Indebtedness; and 3. on the date a loan payment is made. Any interest not paid when due is added to the Loan Indebtedness and accrues interest at the same rate. The adding of unpaid interest charges to the Loan Indebtedness will cause additional amounts to be redeemed from the Divisions and/or the Fixed Account in the same manner as described above for loans. REPAYMENT You may repay all or part of a policy loan as long as Your policy is in force. Any loan repayment amount is transferred from Your Loan Account and applied to the Divisions and/or Fixed Account in the same manner used to allocate premium payments.  Any Loan Indebtedness at the Insured’s death or at  the Policy Maturity Date is deducted from the death or maturity proceeds. Any loan payment will first be applied to unpaid loan interest and then to the outstanding policy loan. The Grace Period provision will be applied if the Loan Indebtedness equals or exceeds Your Policy Value. POLICY SURRENDER FULL SURRENDER You may surrender Your Policy in full for its Net Surrender Value by sending Us Notice. The Net Surrender Value is determined at least monthly. PARTIAL SURRENDERS You may request unscheduled or scheduled partial surrenders of the Net Policy Value. Your Policy Value is reduced by the amount of a partial surrender. Any partial surrender will result in a withdrawal from the Fixed Account and/or a redemption of Units in the Division from which the partial surrender occurs. The partial surrender is effective at the end of the Valuation Period during which We receive Notice. A partial surrender may reduce Your Total Face Amount. If there have been prior increases in the Total Face Amount, any subsequent reduction of the Total Face Amount due to a partial surrender will be taken first from the most recent Total Face Amount increase, then from each prior Total Face Amount increase in reverse chronological order, and lastly from the Initial Total Face Amount. The resulting Total Face Amount must be at least the Minimum Total Face Amount for this policy as shown on the Data Pages. All partial surrenders will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. An increase in Total Face Amount may be required in order to maintain compliance with the limits. SF 985 NY 14 [SAMPLE]

UNSCHEDULED PARTIAL SURRENDERS - Each Policy Year after the first Policy Year, You may receive unscheduled partial surrenders from the Net Policy Value, subject to the following: 1. each unscheduled partial surrender must be in an amount not less than the Minimum Unscheduled Partial Surrender Amount shown on the Data Pages; and 2. the total amount surrendered in any Policy Year may not exceed 90% of the Net Policy Value as of the date of the first unscheduled partial surrender in a Policy Year. A Transaction Fee, as shown on the Data Pages, will be charged for any unscheduled partial surrender after the first two unscheduled partial surrenders in a Policy Year. You may tell Us in what proportion to allocate the amount of the partial surrender to be withdrawn from the Fixed Account and/or Divisions. If You do not tell Us otherwise, We will withdraw the unscheduled partial surrender from the Fixed Account and Divisions in the same proportion as the allocations used for Your current Monthly Policy Charge. Depending on the Death Benefit Option in effect at the time of the unscheduled partial surrender (see the Death Proceeds section for a description of the Death Benefit Options), the Total Face Amount may be reduced as described below. If Death Benefit Option 1 is in effect, then the Total Face Amount is reduced by the amount of the unscheduled partial surrender that is not considered a preferred partial surrender, as described later in this section, plus any Transaction Fee. The Total Face Amount reduction will be less if a partial surrender would cause the Total Face Amount to reduce below the minimum death benefit, as defined by applicable tax law. In this case, the maximum Total Face Amount reduction will be the difference between the Total Face amount prior to the partial surrender and the minimum death benefit If Death Benefit Option 2 is in effect, then the Total Face Amount is not reduced. If Death Benefit Option 3 is in effect, then the Total Face Amount is reduced by the lesser of A or B where: A is the unscheduled partial surrender amount plus any Transaction Fee ; B is the greater of (a) the amount that total unscheduled partial surrenders exceed total premiums paid, or (b) zero. The Total Face Amount reduction will be less if a partial surrender would cause the Total Face Amount to reduce below the minimum death benefit, as defined by applicable tax law. In this case, the maximum Total Face amount reduction will be the difference between the Total Face amount prior to the partial surrender and the minimum death benefit. SCHEDULED PARTIAL SURRENDERS – Scheduled partial surrenders are available, after the first Policy Year. You may select to receive scheduled partial surrenders on an annual, semi-annual, quarterly, or monthly basis as measured from the Policy Date. The amount surrendered may not exceed 90% of the Net Policy Value as of the effective date of each scheduled partial surrender. We will withdraw the scheduled partial surrender from the Fixed Account and Divisions in the same proportion as the allocations used for Your current Monthly Policy Charge. When total partial surrenders equal total premiums paid, scheduled partial surrenders will stop. You may also stop scheduled partial surrenders by sending Us Notice. SF 985 NY 15 [SAMPLE]

Depending on the Death Benefit Option in effect at the time of the scheduled partial surrender (see the Death Proceeds section for a description of the Death Benefit Options), the Total Face Amount may be reduced as described below. If Death Benefit Option 1 is in effect, then the Total Face Amount is reduced on the first Monthly Date a scheduled partial surrender is effective and on each subsequent policy anniversary. The Total Face Amount may also be reduced on the Monthly Date any change to a scheduled partial surrender is effective. The Total Face Amount is reduced by the amount of total scheduled partial surrenders planned in each Policy Year that are not considered preferred partial surrenders, as described later in this section. The Total Face Amount reduction will be less if a scheduled partial surrender would cause the Total Face Amount to reduce below the minimum death benefit, as defined by applicable tax law. In this case, the maximum Total Face Amount reduction will be the difference between the Total Face Amount prior to when the scheduled partial surrenders began and the minimum death benefit. If Death Benefit Option 2 is in effect, then the Total Face Amount is not reduced. If Death Benefit Option 3 is in effect, then the Total Face Amount is reduced on the first Monthly Date a scheduled partial surrender is effective and on each subsequent policy anniversary. The Total Face Amount may also be reduced on the Monthly Date any increase to a scheduled partial surrender is effective. The Total Face Amount is reduced by the lesser of A or B where: A is the scheduled partial surrender amounts planned for that Policy Year; B is the greater of (a) the amount that total partial surrenders exceed total premiums paid, or (b) zero. The Total Face Amount reduction will be less if a scheduled partial surrender would cause the Total Face Amount to reduce below the minimum death benefit, as defined by applicable tax law. In this case, the maximum Total Face amount reduction will be the difference between the Total Face Amount prior to when the scheduled partial surrenders began and the minimum death benefit. PREFERRED PARTIAL SURRENDER – means an annual amount that You may surrender from Your policy that will not result in a Total Face Amount reduction. Preferred partial surrenders are available only when (i) the policy has Death Benefit Option 1 in effect, and (ii) the surrender is made during the period between Policy Years two through 15. The annual amount is equal to 10% of the Net Policy Value as of the end of the prior Policy Year subject to maximum limits under Our underwriting guidelines then in effect. However, a partial surrender that exceeds the preferred partial surrender amount in any year, as described above, will result in a reduction in the Total Face Amount of the policy. SF 985 NY 16 [SAMPLE]

POLICY CHARGES MONTHLY POLICY CHARGES On the Policy Date, and each Monthly Date thereafter, We will deduct a Monthly Policy Charge. The deduction for the Monthly Policy Charge is the sum of the following amounts: 1. the cost of insurance (described below); 2. the cost of additional benefits provided by any rider in effect for the Policy Month; 3. the current asset based charge imposed on the Divisions, which will not exceed the Guaranteed Maximum Annual Asset Based Charge shown on the Data Pages; and 4. the current monthly policy issue charge which will not exceed the Guaranteed Maximum Monthly Policy Issue Charge shown on the Data Pages; and 5. any additional charges shown on the Data Pages. We will deduct the Monthly Policy Charge from the Policy Value. You select how the deduction for Your Monthly Policy Charge will be allocated. Your choices are: 1. the allocation percentages You chose for Your premiums; or 2. determined on a Prorated Basis; or 3. any other allocation upon which We mutually agree. If You do not designate Monthly Policy Charge allocation instructions, they will be the same allocation instructions You chose for Your premiums. If the amount in a Division and/or the Fixed Account is insufficient to allow the allocation You chose, the deduction for Your Monthly Policy Charge will be allocated on a Prorated Basis. For each Division and/or Fixed Account, the allocation percentages must be at least 0.10% with the sum of all allocations always equal to 100%. Changes in allocation instructions may be made by providing Us Notice. Once approved by Us, they are effective as of the next Monthly Date. COST OF INSURANCE The cost of insurance on each Monthly Date is: 1. the cost of insurance rate as described in the Cost Of Insurance Rates provision divided by 1,000; multiplied by 2. the Net Amount At Risk. COST OF INSURANCE RATES Cost of insurance rates are determined by Us and will never be higher than the guaranteed maximum rates stated in the Table of Guaranteed Maximum Cost of Insurance Rates shown on Your Data Pages. We may use rates lower than these guaranteed maximum rates. We determine cost of insurance rates based on Our expectations as to Our future investment earnings, expenses, and mortality and persistency experience. Any change in these rates applies to all individuals of the same class as the Insured. Cost of insurance rates at issue and for any Total Face Amount increases vary by the age at issue and adjustment, duration since issue and adjustment, risk class, gender, and tobacco status of the Insured. When two or more risk classes apply as a result of an increase in Total Face Amount, the cost of insurance rates will be a weighted average based on the rates applicable to the Initial Total Face Amount and the rates applicable to the increase in Total Face Amount. The weighted average cost of insurance rates will be applied to the Net Amount At Risk. SF 985 NY 17 [SAMPLE]

MONTHLY POLICY ISSUE CHARGE We deduct a monthly policy issue charge per $1,000 of Base Policy Face Amount on each Monthly Date. The monthly policy issue charge is determined by Us and is subject to change as described in the Changes In Policy Charges And Rates provision. However, it will not exceed the Guaranteed Maximum Monthly Policy Issue Charge shown on Your Data Pages. The monthly policy issue charge at issue and for any Total Face Amount increase varies by age at issue and adjustment, duration since issue and adjustment, risk class, gender, and tobacco status of the Insured. PREMIUM EXPENSE CHARGE We deduct a Premium Expense Charge from each premium payment. The Premium Expense Charge is calculated by multiplying the Premium Expense Charge percentage by the premium payment. The result will be the Net Premium. The Premium Expense Charge is determined by Us and is subject to change as described in the Changes In Policy Charges And Rates provision. However, it will not exceed the Guaranteed Maximum Premium Expense Charge shown on Your Data Pages. The Premium Expense Charge varies by duration since issue or adjustment and whether or not the Supplemental Benefit Rider is part of Your policy on the Policy Date. ADJUSTMENT OPTIONS REQUESTING AN ADJUSTMENT You must send Us Notice for any adjustment to Your policy. An adjustment is effective on the Adjustment Date. For a Total Face Amount increase the Insured and owner(s) must sign a Notice. Only the owner(s) is required to sign a Notice requesting a Total Face Amount decrease. The Notice must show the Total Face Amount desired after adjustment. ADJUSTING THE TOTAL FACE AMOUNT While Your policy is in force You may request an increase or decrease in the Total Face Amount. Decreases may not be made during the first Policy Year. Any adjustment request is subject to Our approval. If the Supplemental Benefit Rider is a part of Your policy, the Total Face Amount adjustment will be prorated between the Base Policy Face Amount and the Supplemental Benefit Rider Face Amount at the same proportion that existed on the Policy Date. If there have been prior increases in the Total Face Amount, any subsequent reduction of the Total Face Amount due to an adjustment will be taken first from the most recent Total Face Amount increase, then from each prior Total Face Amount increase in reverse chronological order, and lastly from the Initial Total Face Amount. The request for an increase or decrease in the Total Face Amount will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. An increase or decrease may not be allowed if it would cause a refund of premium and/or the distribution of the Policy Value in order to maintain compliance with the limits. The Total Face Amount may not be decreased below the Minimum Total Face Amount shown on the Data Pages. We will send You revised Data Pages reflecting any adjustment in Total Face Amount. SF 985 NY 18 [SAMPLE]

APPROVAL OF AN ADJUSTMENT Any increase in the Total Face Amount will be in a risk classification We determine, and will be approved if: 1. the Attained Age of the Insured does not exceed the maximum age limit that applies to this policy on a new issue basis; and 2. the amount of the Total Face Amount increase is at least the Minimum Total Face Amount Increase shown on the Data Pages; and 3. You supply evidence which satisfies Us that the Insured is alive and insurable under Our underwriting guidelines then in effect; and 4. the death proceeds less the Policy Value does not exceed Our maximum limits as defined under Our underwriting guidelines then in effect; and 5. Your policy is not in a grace period; and 6. the Total Face Amount after adjustment is not less than the Minimum Total Face Amount shown on the Data Pages. DEATH PROCEEDS Death Proceeds will be paid in a lump sum to the beneficiary(ies) subject to the provisions of this policy, after We receive Notice and due proof that the Insured died while the policy was in force and before the Policy Maturity Date. Due proof of the Insured’s death consists of a certified copy of the death  certificate of the Insured. In addition, information reasonably necessary to process the death claim, such as beneficiary information, must also be provided to Us. We request notification of the Insured’s death as soon as it occurs, or as soon thereafter as is reasonably  possible. The death proceeds, determined as of the date of the Insured’s death, are A minus B  minus C where: A is the death benefit described below plus any proceeds from any benefit rider on the Insured’s life; and B is any Loan Indebtedness; and C if the Insured’s death occurs during a grace period, is the lesser of any overdue Monthly Policy Charges and, if applicable, the amount required to meet any Death Benefit Guarantee Premium Requirement. For purposes of the death proceeds calculation, these amounts will be determined as of the date of the Insured’s death. Any premium received after the date of death will be paid to the beneficiary(ies) and will not be included in the calculation of the death proceeds. With Our consent a different arrangement for the return of premium may be specified prior to the payment of the death proceeds. However, except as outlined in the Premium Payment Limits provision, We will not refund any  premiums  We  receive  prior  to  the  Insured’s  death  regardless of timing or amount of the premiums. We will pay interest on death proceeds at an interest rate that is at least equal to the rate required by the state in which the policy was delivered. DEATH BENEFIT OPTIONS This policy provides three Death Benefit Options. The Death Benefit Option in effect is shown on the Data Pages. Option 3 is available only at policy issue. Option 1. Under option 1, the death benefit equals the greater of: 1. the Total Face Amount; or 2. the amount found by multiplying Your Surrender Value by the applicable percentage shown in the Table Of Applicable Percentages For Death Benefit Options on the Data Pages. SF 985 NY 19 [SAMPLE]

Option 2. Under option 2, the death benefit equals the greater of: 1. the Total Face Amount plus Your Policy Value; or 2. the amount found by multiplying Your Surrender Value by the applicable percentage shown in the Table Of Applicable Percentages For Death Benefit Options on the Data Pages. Option 3. Under option 3, the death benefit equals the greater of: 1. the Total Face Amount plus the greater of: a) premiums paid less partial surrenders; and b) zero; or 2. the amount found by multiplying Your Surrender Value by the applicable percentage shown in the Table Of Applicable Percentages For Death Benefit Options on the Data Pages. CHANGES IN DEATH BENEFIT OPTIONS You may change the Death Benefit Option on or after the first policy anniversary until the Policy Maturity Date shown on the Data Pages. A change in the Death Benefit Option will result in a Total Face Amount adjustment so that the Net Amount At Risk is the same immediately before and after the change. If there have been prior increases in the Total Face Amount, any subsequent reduction of the Total Face Amount due to a change in the Death Benefit Option will be taken from the most recent Total Face Amount increase, then from each prior Total Face Amount increase in reverse chronological order, and lastly from the Initial Total Face Amount. The Total Face Amount after any reduction must be at least the Minimum Total Face Amount, which is shown on the Data Pages. To request a change in the Death Benefit Option, You must send Us Notice. A change approved on a Monthly Date will be effective on that Monthly Date. A change approved on any day other than a Monthly Date will be effective on the next following Monthly Date. Death Benefit Option changes are limited to two per Policy Year and, on the effective date of the change, the following apply: 1. If the change is from option 1 to option 2, We will reduce the Total Face Amount by the Policy Value. 2. If the change is from option 2 to option 1, We will increase the Total Face Amount by the Policy Value. 3. If the change is from option 3 to option 1, We will increase the Total Face Amount by the amount that the total premiums paid exceed partial surrenders to the date of the change. 4. If the change is from option 3 to option 2, the Total Face Amount will be adjusted by an amount determined by subtracting the Policy Value from the greater of: a.) total premiums paid less partial surrenders and b.) zero. 5. You may not change from option 1 to option 3, or from option 2 to option 3. 6. A Death Benefit Option change will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. An additional increase in Total Face Amount may be required in order to maintain compliance with the limits. We will send You revised Data Pages reflecting any change in the Death Benefit Option. SF 985 NY 20 [SAMPLE]

MATURITY PROCEEDS If your policy is in force and the Insured is living on the Policy Maturity Date shown on the Data Pages, You may elect to be paid the policy's maturity proceeds, which are equal to the Net Surrender Value. MATURITY DATE EXTENSION If You have not elected to be paid the maturity proceeds as described in the Maturity Proceeds provision and Your policy is in force and not in a grace period, the Policy Maturity Date will automatically be extended to the date of the Insured's death. The policy will continue in force, subject to applicable state laws in force at the time of the Policy Maturity Date shown on the Data Pages. When the Policy Maturity Date is extended, the following will apply: 1. On the Policy Maturity Date, Your policy will automatically change to Death Benefit Option 1 and no future death benefit option changes will be allowed. 2. On the Policy Maturity Date, all Division and Fixed Account values will be transferred to the Money Market Division and no further transfer rights between Divisions and/or the Fixed Account will be allowed. 3. The Monthly Policy Charge will be zero. 4. We will continue to credit interest to any values in the Loan Account, as described in the Loan Account provision. 5. No additional premium payments will be allowed, except as needed to keep the policy from lapsing. 6. No adjustment options will be available. 7. Loan repayments will be allowed and interest on any Loan Indebtedness will continue to accrue. 8. New policy loans and partial surrenders will be permitted. 9. We will pay the beneficiary(ies) the death proceeds as of the date of the Insured's death. There may be tax consequences to either surrendering the policy on or after age 121 or continuing the policy past age 121. A tax advisor should be consulted to determine which choice best meets Your needs. RIGHT TO EXCHANGE By providing Us Notice, You may at any time within the first 24 months from the Effective Date make an irrevocable, one time election to transfer all of Your Division values to the Fixed Account. OWNER, BENEFICIARY, ASSIGNMENT OWNER The owner(s) is named in the application unless You change ownership as provided in the Change Of Owner Or Beneficiary provision. As owner(s), You may exercise every right and privilege provided by Your policy, subject to the rights of any irrevocable beneficiary(ies). Your ownership rights and privileges continue while Your policy is in force. If an owner dies before the policy terminates, the surviving owner(s),  if  any,  shall  succeed  to  that  person’s  ownership  interest,  unless  otherwise  provided. If all owners die before the policy terminates, the policy will pass to the Insured. With our consent, You may specify a different arrangement for contingent ownership. SF 985 NY 21 [SAMPLE]

BENEFICIARY The beneficiary(ies) named in the application will receive the death proceeds unless You change the beneficiary designation as provided in the Change Of Owner Or Beneficiary provision. If any beneficiary dies before the Insured, We will pay the death proceeds to any surviving beneficiary(ies) according to the terms of the beneficiary designation then in effect. If no beneficiary(ies) survives the Insured, the death proceeds will be paid to the surviving owner(s) in equal percentages or, if applicable, to the last surviving owner’s estate unless otherwise provided. If the beneficiary(ies) is not a natural person, We may require proof the beneficiary(ies) is a validly existing entity immediately prior to making payment. If reasonable proof that the beneficiary is a validly existing entity cannot be provided, then the beneficiary(ies) will be deemed to not have survived the Insured. CHANGE OF OWNER OR BENEFICIARY You may change the owner(s) or beneficiary(ies) of this policy by sending Us Notice. The beneficiary designation cannot be changed without the written consent of any irrevocable beneficiary(ies). Unless otherwise specified by You, the change is effective as of the date You signed the Notice, provided all other required signatures are obtained, subject to any actions taken by Us prior to Our receipt of the Notice. However, the rights of the beneficiary and new Owner are subordinate to any payments made or actions taken by Us prior to Our receipt of the Notice. We may require that You send Us this policy so We can endorse the policy to reflect the change. ASSIGNMENT You may assign Your policy by providing Us with an original or a certified copy of the assignment which must be in a form acceptable to Us. We assume no responsibility for the assignment's validity. An assignment does not change the ownership of the policy. The rights of beneficiaries, whenever named, except for irrevocable beneficiaries named prior to Our receipt in Our Home Office of the assignment, become subordinate to those of the assignee. Unless otherwise specified by You, the assignment becomes effective on the date the Notice of assignment is signed. However, the rights of the assignee are subordinate to any payments made or actions taken by Us prior to Our receipt of this Notice. GENERAL INFORMATION THE CONTRACT This policy, the attached application(s) and riders or endorsements, any amendments to the application(s), any attached adjustment and reinstatement application(s), and the Data Pages make up the entire contract. If We send You revised Data Pages, the Data Pages are to be attached to and made a part of this policy. Where revised Data Pages conflict with previously issued Data Pages, the revised Data Pages will govern. All statements made in the application(s), an adjustment application(s), or any amendments to the application(s) will be considered representations and not warranties. No statement, unless it is deemed to be a material misrepresentation and is made in an application(s), or amendments thereto, will be used to contest Your policy (or contest an adjustment in case of an adjustment application(s)) or to defend against a claim. SF 985 NY 22 [SAMPLE]

ALTERATIONS This policy may be altered by mutual agreement or as necessary to comply with applicable New York and federal law. Any change or amendment made to comply with applicable New York and federal law cannot be effective without prior approval of the New York department of Financial Services. Unless otherwise prov ided by such applicable New York and federal law, Your prior written consent is required if such change diminishes the rights and/or benefits under Your policy in any manner. Any alteration must be in writing and signed by one of Our corporate officers. No one else, including the agent, may change the policy or waive any provisions. RISK RECLASSIFICATION You may request a change in risk class while Your policy is in force by sending Us Notice. Any reclassification will be subject to Our then current underwriting guidelines. Any new risk class will be a risk class We determine but will not be less favorable than the Insured’s current risk class. Upon approval, We will provide written confirmation of the change to Your last address known to Us. A change in risk classification may result in a change to Your rates, factors and premiums shown on Your Data Page. A risk classification change is subject to a new two-year contestable period. Refer to the Incontestability provision of the policy. REQUESTING ADDITIONAL BENEFITS BY RIDER You may request that additional benefits provided by rider(s) be added to Your policy after the Policy Date by sending Us Notice. Any addition of rider(s) will be subject to their availability at the time the request is received and subject to Our then current underwriting guidelines. Upon approval, We will send the requested rider(s) to Your last address known to Us. INCONTESTABILITY With respect to material misstatements made in the initial application(s) for this policy, We will not contest this policy after the policy has been in force during the lifetime of the Insured for two years from the Policy Date. With respect to material misstatements made in any subsequent application(s) for additional coverage, reclassification or reinstatement, We will not contest the additional coverage, reclassification or reinstated coverage resulting from such application(s) after the additional coverage, reclassification or reinstated coverage has been in force during the lifetime of the Insured for two years from the date of the adjustment, reclassification or reinstatement. If this policy is issued as a result of a conversion, the contestable period for the converted amount will be measured from the original policy’s issue date. MISSTATEMENT OF AGE OR GENDER We will adjust the death benefit or benefit accruing if the age or gender of the Insured has been misstated. If we become aware of a misstatement while the Insured is alive, we will neither make a retrospective recalculation of any benefits accruing under the policy, nor adjust the Total Face Amount. However, future charges and benefits  will  be  based  on  the  Insured’s  correct age and gender.  If We become aware of a misstatement on or after the date of the Insured’s death, We will  adjust the death benefit. The adjusted death benefit will be equal to the death benefit that would have been purchased at the Insured’s correct age and gender of the Insured using the most recent cost of insurance rate charge and adjusting the Net Amount At Risk by the ratio of the incorrect cost of insurance rate to the correct cost of insurance rate. SF 985 NY 23 [SAMPLE]

DEFERMENT We will usually pay surrenders, partial surrenders, policy loans or maturity proceeds within five Business Days after We receive Notice. We will usually pay any death benefit within five Business Days after We receive 1) proof at Our Home Office of the Insured’s death, and 2) any other forms We may require to be completed. However, We reserve the right to delay payment of values in the Fixed Account for up to six months after You provide Us Notice of a surrender, partial surrender or policy loan, except for any loan made to pay premiums due on Your policy. We may also defer a transfer from the Fixed Account for up to six months. In such case, We will disclose to You the specific date on which the transfer will be effective, the reason for the delay, and the value of the transfer as of the date the request is received by Us. We may not be able to determine the value of the Divisions of Our Separate Account if: 1. the NYSE is closed on other than customary weekend and holiday closings, or trading on the NYSE is restricted as determined by the SEC; 2. the SEC by order permits postponement; or 3. the SEC requires that trading be restricted or declares an emergency, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the Net Asset Values of the Mutual Funds. If any of the above events occur, We reserve the right to defer: 1. determination and payment of any surrender, partial surrenders, maturity proceeds, or death proceeds; 2. payment of any policy loans, except when the loan is made to pay premiums to Us; 3. determination of the Unit values of the Divisions; 4. any requested transfer between the Divisions; 5. any requested transfer from the Divisions to the Fixed Account; and 6. application of Your death proceeds, maturity proceeds, or surrender proceeds under Benefit Payment Options. If payments are delayed and Your request for total surrender, partial surrender, transfer or policy loan is not canceled by Your Notice, the amount of the surrender, transfer or policy loan will be determined the first Valuation Date following the expiration of the permitted delay. The death proceeds, maturity proceeds, surrender or policy loan will be paid, or transfers made, usually within fiv e Business Days thereafter. If policy loans or surrenders are deferred under any other provision for more than ten Business Days after We receive Your loan or surrender request, We will pay You interest at a rate that is at least equal to the rate required by the state in which the policy was delivered and if the amount of interest is at least $25. SUICIDE This policy's death proceeds will not be paid if the Insured dies by suicide within two years of the Policy Date. Instead, We will return all premiums paid, less any Loan Indebtedness, and less any partial surrenders. This amount will be paid to the beneficiary(ies) of the policy. Any death proceeds which are a result of a Total Face Amount increase made under the Adjustment Options section or under any attached rider that requires evidence of insurability will not be paid if the Insured dies by suicide within two years of the Adjustment Date. Instead, We will return the sum of the Monthly Policy Charges paid for the increased amount of protection. This amount will be paid to the beneficiary(ies) of the policy. SF 985 NY 24 [SAMPLE]

If this policy is issued as a result of a conversion, the two-year period in this Suicide provision for the converted amount will be measured from the original policy's issue date. If this policy terminates as described in the Grace Period provision and is later reinstated, the two-year period in this Suicide provision will not begin anew. CHANGES IN POLICY CHARGES AND RATES The monthly cost of insurance rates, Premium Expense Charge, asset based charge, and monthly policy issue charge cover expenses incurred by Us in the acquisition and administration of Your policy. These charges, the loan interest charge, and the interest crediting rates applied to the Fixed Account and to the Loan Account are based on Our expectations as to Our future investment earnings, expenses, and mortality and persistency experience. Any change in the above listed policy charges and rates will never result in interest rates that are lower than those guaranteed in the policy, or policy charges that exceed the maximum policy charges guaranteed in the policy. Any change in the above charges and rates applies to all individuals of the same class as the Insured. BASIS OF VALUES Guaranteed maximum cost of insurance rates and guaranteed surrender values are based on the mortality table referred to on the Data Pages. We filed a detailed statement of the method of calculating values and benefits with the insurance department of the state in which this policy is delivered. Surrender values and paid-up nonforfeiture benefits provided by this policy are greater than or equal to those required by any statute of the state in which this policy is delivered. STATEMENT OF VALUE You will receive an annual policy statement once each year until the policy terminates. The statement will show: 1. beginning and end dates of the current statement period; 2. the Policy Value at the beginning and end of the statement period; 3. the current death benefit at the end of the statement period; 4. the Surrender Value, if any, at the end of the statement period; 5. all premiums paid during the statement period; 6. all charges deducted during the statement period; 7. the Loan Value; 8. any Loan Indebtedness at the end of the statement period; 9. any partial surrenders made during the statement period; 10. any investment gain or loss since the end of the last statement period; 11. the total value of each of Your Divisions and the Fixed Account at the end of the statement period; 12. if applicable, a notice that the policy may terminate without value before the end of the next statement period unless additional premiums are paid (assuming guaranteed interest, mortality and expense loads, and premium charges); 13. a description of policyowner actions that will nullify any no lapse guarantees provided by the policy or rider and whether or not such guarantee is in effect on the date of the report; and 14. any other information required by the New York State Department of Financial Services or federal law. SF 985 NY 25 [SAMPLE]

ILLUSTRATIVE REPORT After the first Policy Year, You may annually request, without charge, an illustrative report of Your policy. We may charge a reasonable fee, not to exceed $50.00, for any additional requests. APPLICABLE TAX LAW Certain financial transactions or changes You make to Your policy, for example any transaction involving a transfer of values, or any withdrawal of policy values, including loans or surrenders, may have tax consequences. You should consult with legal or tax advisers for assistance. This policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code and all related regulatory materials ("Code") in order for You to receive the tax treatment accorded to life insurance under the Code. Therefore, to maintain this qualification to the maximum extent permitted by law, We reserve the right to return any premium payments that would cause this policy to fail to qualify as life insurance under the Code as interpreted by Us. Further, We reserve the right to make changes in this policy, to disallow policy adjustments or to make distributions from the policy to the extent We deem necessary, in Our sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. Unless otherwise provided by applicable New York and federal law, Your prior written consent is required if a change in this policy diminishes the rights and/or benefits under Your policy in any manner. SF 985 NY 26 [SAMPLE]

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Principal Life Insurance Company Des Moines, IA 50392-0001 INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE UNIVERSAL LIFE INSURANCE POLICY. The amount of the death benefit, the duration of the coverage and Policy Values that are based on the Separate Account assets are not guaranteed and will decrease or increase with investment experience. This policy is non-participating. Benefits are payable at the earlier of the Policy Maturity Date or the death of Insured. Flexible premiums are payable until the earlier of the Policy Maturity Date shown on the Data Pages or the death of the Insured. The death benefit is adjustable subject to specified requirements and limits. SF 985 NY [SAMPLE]